Exhibit 10.1

Electromed, Inc. (the “Company”)
Summary of Compensation Arrangements with Directors
Adopted February 11, 2011

                    Each of the Company’s non-employee directors shall receive a cash retainer of $1,000 per board meeting attended and $500 per committee meeting attended. In addition, members of the audit committee will be paid a $1,000 retainer during the first fiscal quarter, reflecting the audit committee’s responsibilities related to fiscal year-end audit, and $500 retainer during the second, third, and fourth fiscal quarters.

                    The Company shall also reimburse all directors for out-of-pocket expenses related to their attendance at board meetings and performance of other services as Board members.